Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805) 525-1245
CALAVO GROWERS, INC. POSTS RECORD
FISCAL 2010 THIRD QUARTER RESULTS

Third Quarter Highlights Include:
•	Net Income Increases 141 Percent to Record $5.9 Million from $2.5 Million in Year-Earlier Third Quarter

•	Diluted Earnings Per Share Advance to All-Time Quarterly Record of $0.41 from $0.17 in Last Year’s Third Quarter

•	Revenues Rise Eight Percent to $114.6 Million, an All-Time Quarterly Record, from $106.3 Million in the Year-Earlier Third Quarter

•	Fresh Product Unit Sales Rise 43 Percent, Paced by Growth in Avocados, Tomatoes and Papayas

•	CalavoFoods (Formerly Processed Products) Segment Sales Advance 20 Percent
SANTA PAULA, Calif. (Sept. 1, 2010)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in avocado marketing and an expanding provider of other perishable items and prepared foods, today reported that fiscal 2010 third quarter net income advanced 141 percent on an eight percent increase in revenues. Eclipsing the previous all-time highs set last quarter, the record results reflect higher fresh and prepared avocado product sales, as well as growth in diversified perishable produce.
     For the three months ended July 31, 2010, net income rose to $5.9 million, equal to $0.41 per diluted share, from $2.5 million, or $0.17 per diluted share, in the third quarter last year. Revenues in the most recent quarter climbed to $114.6 million from $106.3 million in the corresponding period one-year earlier. Gross margin in the fiscal 2010 third quarter grew 54 percent to a record $15.3 million, which compares with $9.9 million in the same period last year. Income
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Calavo Growers Posts Record Fiscal 2010 Third Quarter Results/2-2-2
from operations reached $9.8 million, a new quarterly high and an increase of 139 percent from $4.1 million posted in the fiscal 2009 third quarter.
     Fiscal year to date, Calavo registered new historic highs for revenues, gross margin, net income, and per share results. Net income for the nine months ended July 31, 2010 climbed to a $13.0 million, equal to $0.89 per diluted share, a 15 percent increase from $11.3 million, or $0.78 per diluted share in the like period of fiscal 2009. Revenues rose 10 percent to $291.1 million for the most recent nine months from $263.8 million in the initial three quarters of fiscal 2009. Gross margin advanced to $37.2 million, a five percent increase from $35.3 million in the year-earlier nine-month period.
     Calavo Chairman, President and CEO Lee E. Cole stated: “Our company continues to successfully execute our unit-driven business model—moving additional volumes through existing infrastructure and continuing to diversify our sourcing and product line-ups. The most recent results are both gratifying and in line with current-year expectations.”
     Fresh Product segment sales in the most recent quarter totaled $100.7 million, a six percent increase from $94.7 million in the fiscal 2009 third period. A 43 percent increase in total units in Calavo’s Fresh Product segment drove sales, paced by avocado volumes that rose 47 percent year over year. Additionally, higher tomato and papaya unit volumes provided solid incremental revenue and gross profit contribution to the most recent Fresh Product segment results. Segment gross margin rose nearly two-fold to $12.7 million, or 12.7 percent of revenue, from $6.4 million, or 6.8 percent of revenue, in the fiscal 2009 third period.
     Third-quarter sales in the CalavoFoods business segment advanced 20 percent to $13.9 million from $11.6 million in the year-earlier period. Segment sales benefited from volume growth of both ultra-high-pressure guacamole and other prepared avocado products. Gross margin in the segment for the most
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Calavo Growers Posts Record Fiscal 2010 Third Quarter Results/3-3-3
recent period totaled $2.5 million, or 18.2 percent of revenues. This compares with $3.5 million in gross margin during the fiscal 2009 third quarter, which equaled 30 percent of segment sales. Segment gross margin in the most recent quarter was constrained by the effects of higher costs for Mexican avocados used in Calavo’s prepared products.
     Cole stated: “While this year’s strong avocado demand is the principal driver of our formidable results, Calavo’s diversified fresh operations—most notably tomatoes and papayas—are performing extraordinarily well. In the tomato category, specifically, we are realizing the benefits of multiple growing sources to capitalize on market opportunities and meet customer requirements.
     “Moreover, an expanding available avocado supply is being met by rising demand. We view this as promising indication that market growth is not a one-time anomaly owing to crop size, but rather, a permanent effect of industry promotion, demographic shifts and awareness of the health benefits. It bodes well for the avocado industry and Calavo longer term.”
     Turning to CalavoFoods, Cole said: “Our progress in developing the CalavoFoods business segment and an exciting portfolio of new products progresses well. The company’s guacamole hummus is being sold on an exclusive basis through a leading national grocery chain under a one-year agreement. In its first full quarter as majority-owned subsidiary, Calavo Salsa Lisa made strides in building scale operationally and is starting to expand distribution. In short, we are working diligently to expand this business segment with a line of quality products to complement fresh commodity produce and further leverage our infrastructure.”
     Cole singled out the company’s selling, general and administrative (SG&A) expense—which remains unchanged for the most recent quarter and the year to date—as indication of Calavo’s ability to drive sales and profit growth without incurring significant increases in operating costs.
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Calavo Growers Posts Record Fiscal 2010 Third Quarter Results/4-4-4
The Outlook Moving Forward
     Commenting on the balance of fiscal 2010, Cole said: “We enter the final quarter of the year in a very enviable position as reflected by our results in the first nine months.
     “From all indications, the fresh avocado harvest will continue to be substantial, with a total estimated supply of around 1.3 billion pounds, propelled by an abundant California supply and augmented by our other established sources in Mexico and Chile.
     “The diversified portfolio of perishable produce rounds out our Fresh Product segment very nicely. We have built a solid foundation for profitable sales and expect that trend to continue.”
     The CEO continued: “The CalavoFoods product lineup, anchored by our successful prepared avocado items, will continue to gain traction during the balance of this fiscal year and well into next. Calavo Salsa Lisa and its delicious refrigerated fresh salsas, as well our guacamole hummus, are areas of considerable potential and we proceed on course in these categories.
     “Similarly, we are routinely exploring opportunities to fold in additional products that can enhance our brand, as well as present viable prospects for revenue and profit growth.
     “We are confident about our prospects for the remainder of fiscal 2010 and look forward to concluding Calavo’s most successful year ever,” Cole concluded.
About Calavo Growers, Inc.
     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados. The company also is an expanding provider of other diversified-commodity-produce items, as well as the manufacturer and distributor of a growing line of prepared-food products. Founded in 1924,
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Calavo Growers Posts Record Fiscal 2010 Third Quarter Results/5-5-5
Calavo’s expertise in marketing and distributing fresh and prepared avocados and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2009. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	July 31,	October 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,393	$875
Accounts receivable, net of allowances of $1,978 (2010) and $2,353 (2009)	35,114	22,314
Inventories, net	15,881	11,731
Prepaid expenses and other current assets	5,368	6,430
Advances to suppliers	658	2,623
Income taxes receivable	—	2,178
Deferred income taxes	2,728	2,728

Total current assets	61,142	48,879
Property, plant, and equipment, net	40,448	38,621
Investment in Limoneira Company	31,529	24,200
Investment in unconsolidated entities	1,889	1,382
Goodwill	3,679	3,591
Other assets	6,396	6,076

	$145,083	$122,749

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$16,969	$4,343
Trade accounts payable	3,124	2,223
Accrued expenses	15,102	16,123
Income taxes payable	2,546	—
Short-term borrowings	3,920	5,520
Dividend payable	—	7,252
Current portion of long-term obligations	1,369	1,366

Total current liabilities	43,030	36,827
Long-term liabilities:
Long-term obligations, less current portion	7,106	13,908
Deferred income taxes	5,386	2,527

Total long-term liabilities	12,492	16,435
Commitments and contingencies
Noncontrolling interest	630	—
Total Calavo Grower’s shareholder’s equity	88,931	69,487

	$145,083	$122,749

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2010	2009	2010	2009

Net sales	$114,578	$106,347	$291,117	$263,823
Cost of sales	99,303	96,441	253,881	228,519

Gross margin	15,275	9,906	37,236	35,304
Selling, general and administrative	5,514	5,822	16,133	16,657

Operating income	9,761	4,084	21,103	18,647
Interest expense	(181)	(268)	(644)	(885)
Other income, net	362	246	1,094	867

Income before provision for income taxes	9,942	4,062	21,553	18,629
Provision for income taxes	4,045	1,597	8,608	7,322

Net income	5,897	2,465	12,945	11,307
Add: Net loss — noncontrolling interest	50	—	69	—

Net income attributable to Calavo Growers, Inc.	$5,947	$2,465	$13,014	$11,307

Calavo Growers, Inc.’s net income per share:
Basic	$0.41	$0.17	$0.89	$0.78

Diluted	$0.41	$0.17	$0.89	$0.78

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,651	14,457	14,576	14,433

Diluted	14,676	14,529	14,601	14,511

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT
(All amounts in thousands)
(UNAUDITED)

	Fresh	Calavo-
	products	Foods	Total
	(All amounts are presented in thousands)
Nine months ended July 31, 2010
Net sales	$254,265	$36,852	$291,117
Cost of sales	226,960	26,921	253,881

Gross margin	$27,305	$9,931	$37,236

Nine months ended July 31, 2009
Net sales	$230,926	$32,897	$263,823
Cost of sales	206,705	21,814	228,519

Gross margin	$24,221	$11,083	$35,304

     For nine months ended July 31, 2010 and 2009, inter-segment sales and cost of sales for fresh products totaling$9.6 million and $11.1 million were eliminated. For nine months ended July 31, 2010 and 2009, inter-segment sales and cost of sales for CalavoFoods totaling $6.9 million and $5.7 million were eliminated.

	Fresh	Calavo-
	products	Foods	Total
	(All amounts are presented in thousands)
Three months ended July 31, 2010
Net sales	$100,681	$13,897	$114,578
Cost of sales	87,936	11,367	99,303

Gross margin	$12,745	$2,530	$15,275

Three months ended July 31, 2009
Net sales	$94,727	$11,620	$106,347
Cost of sales	88,319	8,122	96,441

Gross margin	$6,408	$3,498	$9,906

For three months ended July 31, 2010 and 2009, inter-segment sales and cost of sales for fresh products totaling $2.1 million and $2.9 million were eliminated. For three months ended July 31, 2010 and 2009, inter-segment sales and cost of sales for CalavoFoods totaling $2.5 million and $1.9 million were eliminated.